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                                                                   EXHIBIT 23.4

                  [Donaldson, Lufkin & Jenrette LETTERHEAD]


Thomas M. Benninger
Managing Director
Investment Banking
(415) 249-2122

                                         September 16, 1996


Supercuts, Inc.
550 California Street
San Francisco, California 94104

REGIS Corporation
7201 Metro Boulevard
Edina, Minnesota 55439

Gentlemen:

     We hereby consent to (i) the inclusion of the DLJ Opinion (as that term is therein defined) in the Joint Proxy Statement/Prospectus of REGIS Corporation ("REGIS") and Supercuts, Inc. ("Supercuts"), relating to the proposed merger of REGIS Merger Corp., a wholly owned subsidiary of REGIS, with and into Supercuts and (ii) all references to the DLJ Opinion and Donaldson, Lufkin & Jenrette Securities Corporation in such Joint Proxy Statement/Prospectus contained under the caption "The Merger -- Opinion of Supercuts' Financial Advisor" and elsewhere in such Joint Proxy Statement/Prospectus to the extent consistent therewith and derived therefrom. In giving such consent, we do not admit that we come within the category of persons whose consent is required under, and we do not admit and we disclaim that we are "experts" for purposes of, the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

                                       Sincerely,

                                       DONALDSON, LUFKIN & JENRETTE
                                        SECURITIES CORPORATION

                                       By:    /s/ THOMAS M. BENNINGER
                                              -----------------------
                                       Name:  Thomas M. Benninger
                                       Title: Managing Director
SS/dj